Exhibit 10.1

FIRST AMENDMENT

TO

INDEPENDENT CONTRACTOR AGREEMENT

This First Amendment to Independent Contractor Agreement (the "Amendment") is entered into effective as of January 1, 2005 by and between Internet Capital Group Operations, Inc. (the "Company"), Wayne Strategy Consultants, Inc. ("Wayne Strategy") and Dr. Michael Zisman, the sole shareholder of Wayne Strategy ("Dr. Zisman" and, together with Wayne Strategy, "Contractor").

WHEREAS, the Company and Contractor entered into the Independent Contractor Agreement dated as of August 17, 2004 (the "Agreement"); and

WHEREAS, the Company and Contractor desire to amend the Agreement in accordance with the terms of this Amendment.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Company and Contractor hereby agree as follows:

Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following language:

Scope of Work and Compensation. From January 1, 2005 until the Termination Date, it is anticipated that Dr. Zisman will devote approximately 90% of his full business time and effort providing services to the Company. As compensation for Contractor's performance of services under this Agreement and as consideration for the restrictive covenants contained in this Agreement, the Company shall pay Contractor $360,000 per annum (pro rated for any partial calendar years). Additionally, Contractor shall be eligible to participate in the Company's incentive bonus plan. Contractor's target bonus will initially be $360,000 (pro rated for any partial calendar year). Determination of the amount of any bonus for Consultant shall take into account the overall percentage of target bonus declared by the Company's Board of Directors or Compensation Committee of the Board of Directors. The Company shall continue to provide Contractor with a blackberry, office space and administrative support. The Company shall reimburse Contractor for direct business expenses that are properly documented. Additionally, management will recommend to the Compensation Committee of the Company's Board of Directors that (a) Consultant be awarded 48,000 shares of restricted stock that vest in a manner similar to the vesting schedule for employee restricted stock grants made in July, 2004 and (b) Consultant be awarded additional equity grants in the future similar to those to be awarded to the managing directors of ICG. Consultant agrees that this obligation of the Company shall be lieu of any prior obligation on the part of the Company to make a recommendation regarding restricted stock. Consultant acknowledges that the Company's ability to award shares of restricted stock is currently limited based on the current availability of shares for grant under the Company's existing equity compensation plan.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Amendment as of January 18, 2005.

INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Anthony P. Dolanski______
	Name:	Anthony P. Dolanski
	Title:	Chief Financial Officer

WAYNE STRATEGY CONSULTANTS, INC.

By:	/s/ Michael D. Zisman______
	Name:	Michael D. Zisman
	Title:	President